Exhibit 10.21

SUBLEASE

     THIS SUBLEASE is made as of June 21, 2002 between TradeStation Securities, Inc. (f/k/a Online Trading, Inc.), a Florida corporation (“Sublandlord”) and Steflind, Inc., a Florida corporation and Budner Securities, Inc., a Florida corporation, jointly and severally (“Subtenant”).

BACKGROUND

     A.     Sublandlord is the lessee of approximately 5,009 square feet within the office building (“Building”) designated as Suite 150 in the Fountain Square III office building, located at 2700 North Military Trail, Boca Raton, Florida 33431 pursuant to a lease (“Prime Lease”) dated August 13, 1998 and amended on March 31, 1999 and June 2nd 1999 between ACP Office I, LLC (“Prime Landlord”), as landlord, and Sublandlord, as tenant. A copy of the Prime Lease is attached to this Sublease as Exhibit A.

     B.     Subtenant desires to sublease from Sublandlord the “Expansion Premises” as defined and described in the Prime Lease.

     C.     Sublandlord is willing to sublease to Subtenant the Expansion Premises pursuant to the terms provided herein.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1) Defined Terms. All capitalized terms not defined herein shall have the meanings assigned in the Prime Lease unless otherwise indicated herein.

2) Premises. Sublandlord lets and demises to Subtenant, and Subtenant takes and hires, subject and subordinate to the Prime Lease, the Expansion Premises (as defined in the Prime Lease), together with the rights of the Sublandlord, to the extent provided in the Prime Lease, to use all common areas of the Building. For purposes of this Sublease, the Expansion Premises are referred to as the Premises. Subtenant has no rights under the Lease with respect to the Suite 200 in the Building which is leased by Sublandlord under the Prime Lease.

3) Term. The term of this Sublease (“Sublease Term”) shall commence on the date that this Sublease takes effect under Section 11(e) below (“Commencement Date”) and shall at end on February 28, 2007. Notwithstanding anything in this Sublease to the contrary, the Sublease Term shall automatically expire upon the expiration or termination of the term of the Prime Lease. Sublandlord shall have no obligation whatsoever to exercise any rights Sublandlord may have under the Prime Lease to extend the term thereof.

     If Sublandlord shall default beyond all applicable grace periods in the payment of any rent or additional rent which Sublandord is required to pay as tenant under the Prime Lease,

Subtenant may cure such default by payment of the required sums directly to Prime Landlord (although this provision shall not be construed to impose an obligation on Prime Landlord to accept such tender). If Subtenant shall so cure any obligation of Sublandlord under the Prime Lease, Sublandlord shall reimburse Subtenant promptly following confirmation of such payment from Prime Landlord.

4) Rent.

     a) Base Rent. Base Rent shall mean the following:

PERIOD	BASE RENT (annual)	BASE RENT (monthly)

Year 1 July 15, 2002 – September 14, 2002	Abated

Year 1 September 15, 2002 – July 14, 2003	$64,666.19 (based on $12.91 per rsf)	$5,388.85

Year 2 July 15, 2003 – July 14, 2004	$67,270.87 (based on $13.43 per rsf)	$5,605.91

Year 3 July 15, 2004 – July 14, 2005	$69,975.73 (based on $13.97 per rsf)	$5,831.31

Year 4 July 15, 2005 – July 14, 2006	$72,780.77 (based on $14.53 per rsf)	$6,065.06

Year 5 July 15, 2006 – February 28, 2007	$75,685.99 (based on $15.11 per rsf)	$6,307.17

     b) Payment of Base Rent and Operating Expenses. Subtenant shall pay to Sublandord during the Sublease Term without setoff or deduction whatsoever the Base Rent, applicable taxes, and Operational Expense Pass throughs which are passed through to Sublandlord (see Lease Amendment No.1 to Prime Lease) with respect to the Premises (“Operating Expenses”) as Additional Rent. Base Rent shall be due and payable in advance, without demand, in monthly installments in the amounts provided in Column 3 of the Table in Section 4a) above on the first calendar day of each calendar month during the Sublease Term. Subtenant shall pay with each installment of Base Rent the following: (i) any sales, use or other tax, now or hereafter, imposed on Sublandlord relating to lease of the Premises to Subtenant or the payment of rent (including Base Rent and Additional Rent) under this Sublease and (ii) Actual Operating Expenses incurred.

     c) Rent Commencement. Subtenant shall pay the first installment of Base Rent, together with applicable taxes, simultaneous with the execution of this Sublease. If the Sublease does not commence on the first day of the calendar month, the first installment of Base Rent shall be prorated accordingly.

     d) Payment Location. Subtenant shall pay Base Rent, applicable taxes, Operating Expenses and all amounts due hereunder, to Sublandlord at 8050 SW 10th Street, Plantation, Florida 33324 or such other location designated by Sublandlord.

     e) Other Charges and Assessments; Additional Rent. Any charges or assessments made or demanded by Prime Landlord under the Prime Lease that are payable by Sublandlord other than as part of Sublandlord’s monthly Base Rental and Operating Expense obligations (e.g., adjustments for prior year Operating Expenses) shall be paid by Subtenant to Sublandlord within five (5) calendar days after written demand therefore. All such charges and assessments together with Operating Expenses payable by Subtenant hereunder are collectively called “Additional Rent” and shall be deemed “rent” for the purposes of this Sublease and Chapter 83 of the Florida Statutes. Upon the written request of Subtenant, Sublandlord will provide a copy of any support for the additional charge which Sublandlord receives from Prime Landlord.

     f) Late Payments. Subtenant agrees to timely pay all Base Rent, Additional Rent and all other amounts provided to be paid by Subtenant under this Sublease at the times and in the manner herein provided. For any rent or other payment due hereunder which is not paid within five (5) calendar days of its due date, Subtenant agrees to pay to Sublandlord a late payment fee as per Section 4 of the Prime Lease

5) Use. Subtenant shall use the Premises for general office purposes and for no other purpose without the prior written consent of Sublandlord and Prime Landlord.

6) Security Deposit.

     a) A security deposit in the amount of $18,366.33, representing two (2) months of base rent and operating expenses shall be delivered to Sublandlord upon execution of this document.

     b) Use of Security Deposit. Upon the occurrence of any default, or upon the failure by Subtenant to timely pay any sum it is obligated to pay hereunder, Sublandlord may, from time to time, without prejudice to any other remedy, and without prior notice to Subtenant, execute upon any letter of credit or funds then held by Sublandlord and apply such proceeds to the curing of such default or the payment of such sums.

     c) Replenishment of Security Deposit. Notwithstanding anything herein to the contrary, in the event Sublandlord executes upon the Security Deposit or any portion thereof, Subtenant shall replenish the Security Deposit by delivery to Sublandlord of the total amount drawn to cure the default of the Subtenant in immediately available funds within five (5) business days after Sublandlord’s demand therefore. Subtenant shall have no right to interest on such Security Deposit and Sublandlord may commingle such amount with its other funds.

     d) Prime Landlord Security Deposit. Subtenant shall have no rights with respect to Sublandlord’s security deposit with Prime Landlord. In the event Prime Landlord applies any of Sublandlord’s security deposit for matters caused by Subtenant or arising during the Sublease Term, Subtenant shall reimburse Sublandlord for such amounts within five (5) business days after demand therefore, upon showing support for the demand.

     e) Return of Security Deposit. Upon the later of termination or expiration of this Sublease or the return of Sublandlord’s security deposit with Prime Landlord, the Security Deposit: (i) if in the form of cash or immediately available funds, shall be returned to Subtenant to the extent the same is not then applied to curing of any default of Subtenant or to the payment of any sum owed by Subtenant hereunder and (ii) if in the form of a letter of credit, shall be released, but only to the extent the letter of credit is not executed upon to cure any default or the payment of any amount owed by Subtenant hereunder. Subtenant may not use the Security Deposit to offset rent or other amounts due hereunder.

7) Terms and Conditions of Sublease.

     a) Prime Lease Terms and Conditions. Other than the obligations for rent, operating expenses, security deposit and other matters which are expressly addressed in this Sublease as between Sublandlord and Subtenant, Subtenant assumes and shall perform all obligations and comply with all covenants and agreements of Sublandlord as “Tenant” under the Prime Lease with respect to the Premises throughout the Sublease Term, and shall tender such performance directly to Prime Landlord, so that the obligation of Sublandlord as Tenant under the Prime Lease relating to the Premises during the Sublease Term shall be fully satisfied and discharged by Subtenant. Subtenant agrees that each and every covenant and agreement of the Prime Lease is agreed to be a term, condition, covenant and agreement of this Sublease as applicable to the Premises, and “Landlord” in the Prime Lease shall mean Sublandlord in this Sublease and “Tenant” in the Prime Lease shall mean the Subtenant in this Sublease, except where such construction would clearly be inapplicable, in which event the original meaning shall apply. Subtenant shall have the right to negotiate directly with Prime Landlord concerning leasing the Premises after the expiration of the Sublease Term, however, Subtenant shall not request from Prime Landlord, and shall not have any authority to approve or effect, any change or modification to the Prime Lease except with the prior written consent of Sublandlord.

     b) Subtenant Rights. Subtenant shall have all the rights, and privileges of “Tenant” under the Prime Lease except as limited or modified by this Sublease, and Subtenant may exercise the same without further consent or approval of Sublandlord, except that Subtenant shall have no right to modify or amend the Prime Lease, take any action inconsistent with the terms of this Sublease or take any action or fail to take any action that would alone, or with the passage of time, constitute a default under the Prime Lease or this Sublease. Sublandlord shall have no obligation to provide any of the services, or fulfill any of the obligations, of Prime Landlord under the Prime Lease and if Prime Landlord fails to do so, Sublandlord’s obligation with respect to such failure to perform shall be limited to using reasonable efforts (which shall not include the initiation or prosecution of litigation) to obtain performance by Prime Landlord, provided, that the expenses incurred by Sublandlord in connection therewith shall be reimbursed by Subtenant upon demand. In no event shall Sublandlord have a duty to perform any obligations of Prime Landlord that are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs that the Prime Landlord is required to provide under the Prime Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease.

     c) Indemnity and Insurance. Any of Subtenant’s indemnity obligations arising under the Prime Lease (through this Sublease) shall inure to the benefit of both Sublandlord and Prime Landlord. In addition, Subtenant shall obtain all insurance policies that are required to be obtained by the Tenant under the Prime Lease and include Sublandlord as a named or additional insured.

8) Construction.

     a) Sublandlord Obligations. Subtenant takes the Premises in “as is” “where is” condition.

     b) Subtenant Obligations. Subtenant shall submit to Sublandlord for approval all plans and specifications for any construction, renovation or alteration to be performed by Subtenant in the Premises prior to submission of such plans and specifications to the Prime Landlord in accordance with the Prime Lease, and shall not submit any such plans and specifications to the Prime Landlord unless and until Sublandlord has approved the same in writing. Subtenant shall perform all construction work in the Premises at its sole cost and expense, and in conformance with the procedures set forth in the Prime Lease.

9) Sublandlord’s Remedies. Sublandlord’s rights and remedies shall be subject to the same notice and cure periods as are applicable under the Prime Lease, except that, where necessary to prevent a default by Sublandlord under the Prime Lease, Subtenant shall have no greater time period to cure a breach under the Sublease than the last day available to cure a breach under the Prime Lease. Notwithstanding the foregoing, in the event Sublandlord determines in its sole discretion that Subtenant will not or cannot cure a default under the Prime Lease caused by Subtenant, Sublandlord may, but is not obligated to, cure such default, after which, Subtenant shall reimburse and make whole Sublandlord for all costs and expenses (including reasonable attorney’s’ fees) incurred by Sublandlord in connection therewith within five (5) business days after written demand for reimbursement is made. In the event Subtenant shall be in default hereunder (or under the Prime Lease by extension of this Sublease), Sublandlord shall have all rights and remedies of the Prime Landlord under the Prime Lease against Subtenant concerning remedies for default, in addition to all other rights and remedies at law or in equity.

10) Prime Landlord’s Consent. This Sublease and the obligations of the parties hereunder are expressly conditioned upon the Prime Landlord executing this Sublease in the space provided on the signature page or in another form reasonably acceptable to Sublandlord. Sublandlord and Subtenant hereby agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (except as provided in this paragraph); and (c) be construed as a waiver of Prime Landlord’s right to consent to any assignment of the Prime Lease by Sublandlord or any further subletting of the Premises, or as a waiver of Prime Landlord’s right to consent to any assignment by Subtenant of the Sublease or any subletting of the Premises or any part thereof.

11) Miscellaneous.

     a) Brokers. Subtenant and Sublandlord represent and warrant that neither has dealt with any real estate broker regarding this transaction other than CRESA Partners, which has represented Sublandlord in this transaction,

     b) Notices. Notices shall be sent as provided for in the Prime Lease to the following address:

i) If to Sublandlord:

TradeStation Group, Inc. 8050 SW 10th Street Plantation, Florida 33324 Attention: David Fleischman

ii) If to Subtenant:

Steflind, Inc. and Budner Securities, Inc. 2700 North Military Trail, Suite 150 Boca Raton, Florida 33431 Attention: Alan Weiner

With copy to:	Stephen A. Wayner, Esq. 4601 Ponce De Leon Blvd., Suite 310 Coral Gables, Florida 33146

iii) If to Prime Landlord, in accordance with the Prime Lease.

     c) Exhibits. All exhibits attached to this Sublease are incorporated into and made a part of this Sublease.

     d) Time of the Essence. Time, wherever stated, is declared to be of the essence of the Sublease.

     e) Effectiveness of Sublease. Notwithstanding anything herein to the contrary, this Sublease shall not be effective until all of the following have occurred:

i) Sublandlord has received all of the following:

(1) the Security Deposit, and

(2) evidence satisfactory to Sublandlord that Subtenant has procured the insurance coverage required hereunder and the under the Prime Lease (or if approved by

Prime Landlord insurance coverage in lesser amounts not to be less than $1,000,000 per occurrence for public liability insurance coverage);

ii) Subtenant has received the keys to the Premises; and

iii) Prime Landlord has consented in writing to this Sublease.

In the event that Subtenant or Sublandlord fails to satisfy their obligations under clauses (i) and (ii), respectively, within      (     ) days from the date hereof, the other party may cancel this Sublease, after which, neither party shall have any further rights or obligations hereunder.

     f) Modifications. No modification or amendment of this Sublease shall be enforceable unless it is in writing and signed by Sublandlord and Subtenant and is approved by Prime Landlord.

     g) Headings. Headings herein are for convenience only and have no bearing on the construction of this Sublease or the intent of the parties.

     h) Parking. Subtenant shall be entitled up to three (3) of Sublandlord’s parking spaces at the Building at the rates and under the Terms and Conditions provided in the Prime Lease.

     i) Amendment No. 2. The following provision of Amendment No. 2 of the Prime Lease are not incorporated herein and Subtenant has no rights thereunder: Tenant Improvement Allowance, Option to Renew Lease, Right of First Refusal and Temporary Space.

     j) The liability of Steflind, Inc., a Florida corporation and Budner Securities, Inc., a Florida corporation as subtenants to TradeStation Securities, Inc. for this sublease is joint and several.

     IN WITNESS WHEREOF, this Sublease is executed as of the day and year first written above.

Witnesses:	SUBLANDLORD:

/s/ Kevin Hauser Print Name: Kevin Hauser	TradeStation Securities, Inc.

/s/ DH Fleischman	By: /s/ Joseph Nikolson

Print Name: D H Fleischman	Print Name: Joseph Nikolson

Title: COO

/s/ Loren Costantino Loren Costantino

Witnesses:	SUBTENANT:

/s/ Kevin Hauser Print Name: Kevin Hauser	Steflind, Inc, a Florida Corporation

/s/ Brian E. Deichman	By: /s/ Alan Weiner

Print Name: Brian E. Deichman	Print Name: Alan Weiner

Title: President

Witnesses:	SUBTENANT:

/s/ Kevin Hauser Print Name: Kevin Hauser	Budner Securities, Inc, a Florida Corporation

/s/ Brian E. Deichman	By: /s/ Alan Weiner

Print Name: Brian E. Deichman	Print Name: Alan Weiner

Title: President